Exhibit 3.1

AMENDMENT TO THE CERTIFICATE OF INCORPORATION
OF
B Green Innovations, Inc.

B Green Innovations, Inc., a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), hereby certifies as follows:

1. The name of the corporation is B Green Innovations, Inc.  The Certificate of Incorporation of the Corporation was filed by the New Jersey Treasurer on November 10, 2004.

2. An Amended and Restated Certificate of Incorporation was filed by the New Jersey Treasurer on January 11, 2005.

3.           This Amendment to the Certificate of Incorporation herein certified was authorized by the unanimous written consent of the Board of Directors on November 8, 2012, the written consent of a majority of the holders of the Series A 3% Preferred Stock, $1.00 par value per share (the “Series A Preferred Stock”) and pursuant to the New Jersey Business Corporation Act of the State of New Jersey (the “Corporation Law”).

4. The Amendment to the Certificate of Incorporation herein certified effects the following changes: Article III, Preferred Stock, Paragraph C “Series A 3% Preferred Stock”, Section 6 “Conversion”, Subsection (i) “Holder Conversion Right” shall be deleted and restated.  To accomplish the foregoing amendment, Article III, Preferred Stock, Paragraph C, Subsection 6(i) of the Certificate of Incorporation is hereby deleted in its entirety and replaced with a new Subsection 6(i) as follows:

(i)
Holder Conversion Right.  Subject to the limitation set forth in Section 6(ii), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof with the consent of the Corporation, at any time after the date of issuance of such share into:  (A) such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series A Initial Value, as may be adjusted from time to time, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, or (B) such amount of marketable securities held by the Corporation equal in value to the Series A Initial Value, as may be adjusted from time to time, or (C) cash equal in value to the Series A Initial Value, as may be adjusted from time to time.  The "Conversion Price” per share shall be calculated as the closing bid price of the Class A Common stock on the last trading day immediately prior to the date that the Notice of Conversion is tendered to the Corporation, subject to adjustments as set forth in Section 6(iv).

I, the undersigned officer of B Green Innovations, Inc., certify that the foregoing Amendment to the Certificate of Incorporation of B Green Innovations, Inc. sets forth the Amendment to the Certificate of Incorporation of the said Corporation as of the 8th day of November 2012.

By:           /s/Jerome Mahoney
Jerome Mahoney
President